March 26, 2008

Mr. Thomas Edward Pumford, Jr.
Secretary, Treasurer and CFO
Liberty Renewable Fuels LLC
3508 East M-21
Corunna, MI 48817

Re:	Consent to Disclosure SSR’s Name and Role in Form 10-K

Dear Mr. Pumford:

We hereby consent to the use in this Form 10-K of our report delivered on January 2, 2007 for the Fair Value of Profit Interest Units (Value of Shared-Based Units) relating to the financial statements of Liberty Renewable Fuels, LLC as of December 31, 2007 and for the period from inception (June 21, 2006) to December 31, 2007.

Sincerely,

Mark R, Fournier, CFA
Director
Stout Risius Ross, Inc.

4000 Town Center, 20th Floor Southfield, MI 48075 ph. 248.208.8800 fax 248.208.8822 www.srr.com